EXHIBIT 10.102

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of July 1, 2001 between Puget Sound Energy, Inc. (“PSE”) and Puget Energy, Inc. (“Puget Energy”), both Washington corporations (PSE and Puget Energy collectively, the “Company”), and Richard L. Hawley (the “Employee”). The term “Parties” refers to the Company and the Employee.

  PSE and Employee are currently parties to an employment agreement under which Employee serves as Vice President and Chief Financial Officer of the Company.
  In view of the uncertainties created for Employee by the unprecedented challenges in the energy business in the western United States, the Company wishes to provide incentives to Employee to encourage him to continue with the Company and to continue to devote his abilities and industry to the success of the Company’s business.
  The Parties wish to enter into this Agreement to amend and restate the terms and conditions applicable to Employee's employment and to supersede the existing agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.      Employment
The Company shall employ Employee during the Employment Period as its Vice President and Chief Financial Officer. The Parties agree that this is a senior officer position and that, if the Company makes a differentiation in titles among levels of vice presidents, Employee will have a senior officer title (e.g., senior vice president or the like).

2.      Employment Period
The term of Employee’s employment under this Agreement (the “Employment Period”) shall commence on April 1, 2001 and end upon Employee’s termination. The employment of Employee shall not be terminated by the Company other than in accordance with Sections 11.1 or 11.2 of this Agreement.

3.      Duties
Employee shall continue to perform the duties and exercise the powers which he currently does as the Vice President and Chief Financial Officer of the Company, as well as any additional duties and powers which the Board of Directors of the Company may properly assign to him, including if the Board promotes him to a more senior position. Employee shall attend and participate in meetings of the Board of Directors of the Company, except for any special executive session portions of such meetings.

4.      Extent of Services
Employee shall devote substantially all his business time, attention and effort to the business and affairs of the Company and its affiliates. Employee may participate in other businesses as an outside director or investor, provided that Employee shall not actively participate in the operation or management of such businesses.

5.      Salary
The Company shall pay Employee in accordance with its normal payroll practices in monthly increments an annual salary (“Base Salary”) at an initial rate of $356,000. During the Employment Period, the Base Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors (“Compensation Committee”) and shall be increased in an amount at least equal to the lower of four percent annually or the average annual percentage increase applicable to other officers of the Company as determined by the Compensation Committee. No Base Salary shall be reduced. In addition, Employee will be guaranteed a $50,000 minimum annual cash payment, which Employee may elect to receive in monthly installments, as part of each award under the Company’s Long Term Incentive Compensation Plan (“LTIP”). The Base Salary and this $50,000 payment together shall constitute “Total Salary.”

6.      Annual Incentive Bonus and Equity Awards
The Employee shall participate in the Company’s annual incentive bonus program with a target bonus of at least 45% of Base Salary and a maximum potential bonus of at least 90% of Base Salary. The bonus payments will be tied to the Company’s annual earnings per share goals established by the Compensation Committee for participants in the Company’s annual incentive goals program, as modified for executive officers by the Company’s performance on the Service Quality Indices established by the Washington Utilities and Transportation Commission. Employee will be granted annual LTIP share awards valued at not less than 95% of Base Salary. If the Company adopts new annual incentive bonus plans or programs or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, Employee shall be granted awards of comparable value under such plans or programs.

7.      Benefits
Employee shall be entitled to participate in the Company’s benefit plans for salaried employees and for executives, including without limitation the Supplemental Disability Plan for Executive Employees, the Supplemental Death Benefit Plan for Executive Employees, the Company’s medical, disability and life insurance programs, the Company’s 401(k) plan and qualified retirement plans, matching Company contributions with respect to plans, the Company’s Deferred Compensation Plan and the like, in accordance with their terms, each of which may be amended from time to time, and any other benefit plans now or hereafter available to the Company’s executive officers. The Company shall provide Employee with medical, life and disability insurance benefits, and other executive benefits, with terms and provisions substantially as favorable to Employee as those provided to other executive officers of the Company. The Company may prospectively amend, eliminate or add to these insurance and benefit programs at any time, in its sole discretion. Employee shall be entitled to paid time off in accordance with Company policies for officers.

8.      Incentives for Continued Employment
8.1      One Year of Continued Employment. If Employee completes one year of continued employment from April 1, 2001 and his employment then terminates (whether by the Company or by Employee) for any reason except termination by the Company without Cause or by Employee with Good Reason, Employee shall receive the following incentives:

  Long Term Incentive Plan (LTIP). All outstanding but otherwise unvested LTIP awards held by Employee shall vest pro rata (based upon the number of months elapsed for each LTIP award before termination of employment divided by the number of months in each award cycle) and shall be paid at the target level.

  Supplemental Executive Retirement Plan (SERP). Eighteen months shall be added to Employee's age for purposes of calculating the early retirement discount under the SERP.

  Severance Payment. Employee shall receive a severance payment equal to one times his Total Salary plus one-half times his Target Bonus.

8.2      Two Years of Continued Employment. If Employee completes two years of continued employment from April 1, 2001 and his employment then terminates (whether by the Company or by Employee) for any reason except termination by the Company without Cause or by Employee with Good Reason, Employee shall receive the following incentives in addition to those in Section 8.1:

  Long Term Incentive Plan (LTIP). One year of extra vesting shall be added to each pro rated award.

  Supplemental Executive Retirement Plan (SERP). A second additional 18 months shall be added to Employee's age for purposes of calculating the early retirement discount under the SERP.

  Severance Payment. In lieu of the severance payment under Section 8.1(c), Employee shall receive a severance payment equal to one and one-half times his Total Salary and one times his Target Bonus.

8.3      Three Years of Continued Employment. If Employee completes three years of continued employment from April 1, 2001 and his employment then terminates (whether by the Company or by Employee) for any reason except termination by the Company without Cause or by Employee with Good Reason, Employee shall receive the following incentives in addition to those in Section 8.1 and 8.2:

  Long Term Incentive Plan (LTIP). A second year of extra vesting shall be added to each pro rated award.

  Supplemental Executive Retirement Plan (SERP). A third additional 18 months shall be added to Employee's age for purposes of calculating the early retirement discount under the SERP.

  Severance Payment. In lieu of the severance payment under Section 8.1 and 8.2, Employee shall receive a severance payment equal to two times his Total Salary and one and one-half times his target bonus.

8.4      LTIP Payments. All LTIP award payments shall include cash payments equal to the dividend equivalents associated with the number of shares paid, accrued for the time periods elapsed in each award cycle plus the applicable extra vesting periods under Sections 8.2 and 8.3. If the Company adopts new equity-based incentive compensation plans or programs in substitution for annual LTIP awards, the vesting and payment provisions of this Section 8 shall apply to such plans or programs.

8.5      Time of Payment. All severance and LTIP award payments due to Employee under this Section 8 shall be paid upon termination of Employee’s employment, unless Employee has elected to defer such payments under the Company’s Deferred Compensation Plan.

9.      Pro Ration of Incentives
The incentives accruing to Employee under Section 8 shall all accrue on a monthly basis rather than requiring completion of each full year of continued employment in order for Employee to receive any incentive credit for that year.

10.      SERP
As of the date of this Agreement, Employee shall be deemed to have 14 Participant Years of Service and 14 Years of Service for all purposes under the Company’s SERP. For purposes of the SERP, Employee’s Highest Average Earnings shall mean the annual average of (a) his highest 36 consecutive months of Base Salary, (b) his highest three annual bonuses, and (c) the first $50,000 in value of the highest three LTIP award payments made to Employee. Employee shall be entitled to elect to take early commencement of SERP retirement benefits at a date specified by Employee prior to age 62 and to choose, upon not less than 120 days’ notice, any alternate form of benefit payment permitted by the SERP, without the requirement that the Compensation Committee approve early commencement of benefits or the form of payment. If the SERP is amended or eliminated, Employee shall receive the benefits of the currently effective SERP as augmented by this Agreement or the benefits of the amended or successor plan, also as augmented by this Agreement, whichever is more beneficial to Employee.

11.      Termination
11.1      Termination for Cause. The Company, acting through its Board of Directors, may terminate Employee’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean a finding by the Board of Directors that the Employee willfully engaged in illegal or grossly wrongful misconduct that results in financial detriment materially and demonstrably injurious to the Company. No act on Employee’s part shall be considered “willful” unless he has acted with an absence of good faith and without a reasonable belief that his action was in or not opposed to the interest of the Company. Employee shall have the opportunity to appear before the Board within 60 days, with legal representation if he so chooses, to present arguments and evidence on his own behalf. If the Board generally fails to comply with the provisions of this section, any termination of employment by the Company shall be deemed a termination without Cause for all purposes of this Agreement. If the Board of Directors of the Company terminates Employee’s employment for “Cause,” the Company shall be obligated to pay to Employee any amounts due Employee under Sections 5 and 7 of this Agreement through the date of such termination.

11.2      Termination without Cause. The Company may, at its option and at any time, terminate this Employee’s employment without Cause. In case of such termination during the first three years following the date of this Agreement, Employee shall be entitled to the same payments and benefits provided for in Section 12 of this Agreement in the event of a Change of Control. Thereafter, a termination without Cause shall be treated the same as a retirement for purposes of this Agreement.

11.3      Death or Disability. In the event of Employee’s death or Disability, Employee or his estate shall be paid his Total Salary earned through the date of such termination, his annual incentive bonus at the target level pro-rated through the date of termination, the LTIP awards, SERP benefits and severance benefits provided for in Sections 8 and 10 of this Agreement (except that Employee shall be deemed to have completed 15 Years of Service for all purposes of the SERP), and all other benefits and payments provided for under this Agreement (other than benefits pursuant to Section 12.3 of this Agreement). The Employee or his estate shall also be entitled to any benefits provided for in the event of death or Disability under Company disability insurance plans, life insurance and other benefit plans for executives. “Disability” means a physical or mental condition which renders Employee unable or incompetent to carry out his material job responsibilities or the material duties to which Employee was assigned at the time the disability was incurred, which has lasted for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Employee (provided that neither party shall unreasonably withhold agreement) is expected to last for an indefinite duration or a duration in excess of six months.

11.4       Termination with Good Reason. If anytime during the first three years following the date of this Agreement Employee terminates his employment with Good Reason, Employee shall be entitled to the same payments and benefits provided for in Section 12 of this Agreement in the event of a Change of Control. Thereafter, a termination with Good Reason shall be treated the same as a retirement for purposes of this agreement. For purposes of this Agreement, “Good Reason” shall mean the assignment to Employee of any duties inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Sections 1 and 3 or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

  any failure by the Company to comply with the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

  the Company’s requiring Employee to be based at any location other than its corporate headquarters or relocating the corporate headquarters more than 25 miles from Bellevue, Washington; or

  any failure by the Company to assign this Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree to be bound by this Agreement.

A reasonable determination by Employee that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes.

12.       Change in Control
12.1      Change in Control. The Board of Directors, in the exercise of its responsibility to serve the best interests of the shareholders of the Company, may at any time consider a merger or acquisition proposal that could result in a Change of Control of Puget Energy. In order to avoid any adverse affect on Employee’s performance under this Agreement that might be caused by uncertainties concerning his tenure and treatment by the Company in the event of such a Change in Control, the Company has agreed to provide certain benefits to Employee in the event of a Change of Control of Puget Energy in accordance with the provisions of this Section. For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following actions or events:

  The acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of (i) 20% or more of either (A) the outstanding Puget Energy common stock or (B) the outstanding Puget Energy voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition of securities by Puget Energy, (y) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by Puget Energy or any corporation controlled by Puget Energy, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 11.1 are satisfied; or

  A “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated (“Incumbent Director” means a member of the Board who has been either (i) nominated by a majority of the directors of Puget Energy then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

  Approval by the shareholders of Puget Energy of a Business Combination (which means (A) a reorganization, exchange of securities, merger, consolidation or other business combination involving Puget Energy or (B) the sale or other disposition of all or substantially all the assets of Puget Energy or PSE) unless after giving effect to such Business Combination and any equity financing completed or contemplated in connection with or as a result of such Business Combination, (i) more than 66-2/3% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities, as the case may be, (ii) no Person (excluding Puget Energy and any employee benefit plan (or related trust) of Puget Energy or its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

12.2      Termination. In the event that a Change in Control occurs during the term of this Agreement, and Employee’s employment is terminated for any reason prior to the expiration of three years following the date of the Change of Control, whether by the Company or its successor or by Employee, Employee shall be entitled to receive the benefits described in Subsection 12.3; provided however, that if a Change of Control occurs during the first three years following the date of this Agreement the benefits described in Section 12.3 shall be in lieu of any benefits due Employee under Section 8 and if a change of Control occurs after the expiration of such three year period, then Employee shall be entitled to receive the higher of the benefits described in Section 8 or the benefits described in Section 12.3.

12.3      Benefits. In the event of a termination of Employee's employment as described in Subsection 12.2, the Company shall provide to Employee the following benefits:

  Employee's Total Salary earned through the termination date and a pro rata portion (based on the portion of the year elapsed prior to the date of termination) of the annual target bonus for the year in which the termination occurs; plus

  A severance amount equal to three times the sum of Employee's annual Total Salary and his annual target bonus at the rates in effect as of the date of termination.

  The SERP benefits provided for in Sections 8 and 10 of this Agreement, provided that Employee shall be deemed to have completed 15 Years of Service and five years shall be added to Employee's age at retirement for purposes of calculating the early retirement discount.

  With respect to all performance awards granted to the Executive pursuant to the Company's LTIP Plan or any successor plan that are outstanding immediately prior to the date of termination, the Company shall also issue to the Executive within 30 days after the date of termination:
(i) cash equal to the higher of (1) the average of the last sale prices of the Company’s (or its successor’s) Common Stock on the New York Stock Exchange in each of the twenty business days preceding the date of termination or (2) the highest price per share actually paid for any of the Company Common Stock in connection with the Change in Control, multiplied by aggregate number of shares of the Company’s Common Stock (or, if the event that triggered the Effective Date is a Business Combination, the equivalent number of shares of the then outstanding common stock of the corporation resulting from or effecting such Business Combination into which such shares of Common Stock have been converted) equal to the greater of (x) the total number of the shares payable at the target award level upon full vesting of each such performance award and (y) such higher number of shares payable upon full vesting of each such award if the Company achieved for each four-year award cycle the percentile ranking against the comparable universe of companies which the Company had achieved for the applicable cycle during the period commencing upon the starting year of such cycle and ending with the fiscal quarter immediately preceding the date of termination; and

(ii) cash equal to the amount of the dividend equivalents associated with the shares issuable under subparagraph (i) above, in accordance with the LTIP Plan.

  Employee may, by giving written notice to the Company at least 120 days prior to receipt of regulatory approval from the Washington Utilities and Transportation Commission for the Change of Control, change his election with respect to the form in which the SERP benefit shall be paid and may elect to have the actuarial present value of the SERP benefit, the LTIP award payments and the severance payments, or any of them, transferred to the Company's Deferred Compensation Plan or any successor deferred compensation plan or may elect to change any prior deferral election with respect to such payments.
  In the event that a Change in Control occurs after April 1, 2004 and Employee is employed by the Company at the time of such Change in Control, Employee shall be entitled to the benefits provided for in this Section 12 less amounts received by Employee under Section 8.

If the Company adopts new or revised change of control agreements for its executives after the date of this Agreement which contain terms more favorable to Company executives than the terms contained in this Agreement, the provisions of this Section shall be amended to reflect such terms. The amendment shall not, however, diminish Employee’s rights and benefits under this Agreement.

13.      Benefits Continuation
The Company shall maintain in full force and effect for five years following the date of any termination of Employee’s employment all employee health and welfare benefit plans, programs and policies, including any life and health insurance plans in which Employee was entitled to participate immediately prior to termination, provided that Employee is qualified to participate under the general terms and provisions of such plans, programs and policies. Coverage under any of the Company plans, programs and policies shall be discontinued during the five years if Employee is covered by a substantially similar plan, program or policy by another employer. In the event that Employee’s participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy. At the end of the period of coverage, Employee will have the option to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

14.      Excise Taxes
If it shall be determined that any payment to Employee pursuant to this Agreement or any other payment or benefit from the Company, any affiliate of the Company or any successor to the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax payable under any federal, state or foreign law, then the Company or its successor shall pay to Employee an amount equal to all such excise taxes and similar taxes, plus an amount equal to the federal income taxes and, if applicable any state or foreign income taxes, which will be payable by Employee as a result of this additional payment.

15.      No Mitigation
Employee shall not be required to mitigate the amount of any payment due hereunder by seeking other employment and, except as provided in the next sentence, the payments due hereunder shall not be affected by any other employment which Employee may obtain. If Employee accepts a position with another employer during the period for payment of employee health and welfare benefits under Section 13, then the Company’s obligation to pay such employee benefits will cease as of the date of Employee’s new employment, provided, however, that the Company will continue such benefits for the full period to the extent that they exceed the comparable benefits from such other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

16.      Indemnification
The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company shall assure that Employee remains covered by the Company’s policies of directors’ and officers’ liability insurance for six years following the date of termination.

17.      Noncompetition
During the term of his employment with the Company and for a period of two years following any voluntary termination by Employee without Good Reason, Employee shall not, without the prior written consent of the Company which shall not be unreasonably withheld, perform services for any person or entity engaged in the business of selling or distributing electric power or natural gas in the states of Washington, Oregon or Idaho in competition with the Company. Employee agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any other remedies to which the Company may be entitled. Employee agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the Parties intend that this Section should be enforced to the fullest extent allowed by such court.

18.      Payments and Disputes
The amounts specified in this Agreement, other than any payments which Employee has elected to receive in the form of a monthly annuity or has elected to defer under a deferred compensation plan, shall be paid by the Company no more than 30 days after the date of termination. In the event that any payments due hereunder shall be delayed for any reason for more than five business days from the date due, the amounts due shall bear interest at the rate of 12% per annum until paid.

Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in Seattle, Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three days’ notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within 30 days of his or her appointment, and shall issue an award within 15 days of the close of the hearing. The Company will, regardless of the outcome, pay all reasonable fees and expenses, including attorneys’ fees and the cost of any arbitrator, incurred by Employee in contesting or disputing any termination for Cause or in seeking to obtain or enforce any right or benefit provided by this Agreement.

19.      Beneficiary
If Employee dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to his surviving spouse unless Employee has designated another beneficiary in writing or, if there is no surviving spouse or other designated beneficiary, to his estate. Such payments shall be made in a lump sum to the extent so payable and otherwise in accordance with the terms of this Agreement. If Employee has elected the monthly annuity form of payment of the SERP benefit, the annuity shall continue undiminished after his death until the death of the surviving spouse.

20.      Notices
All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

If to Employee, to:

Richard L. Hawley
6134 147th Place SE
Bellevue, WA 98006

If to Company:

Puget Sound Energy, Inc.
P.O. Box 97034
Bellevue, WA 98009-9734
Attention: Vice President Human Resources
Facsimile: (206) 462-3300

Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

21.      Amendment; Waiver
This Agreement shall not be amended or modified nor shall any provision hereof be waived except by written instrument executed by the Company and Employee. A waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision, and a waiver of any default in any provision shall not operate or be construed as a waiver of any later default thereof.

22.      Binding Effect
This Agreement shall be binding upon and inure to the benefit of the Parties, and their successors, legal representatives and heirs, including any successor to the Company’s business or assets by merger, consolidation, sale of assets or otherwise.

23.      Entire Agreement
This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto, including the prior employment agreement between the parties, are merged herein.

24.      Governing Law
This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

25.      Validity
In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

26.      Successors
The Company may not assign its rights and obligations under this Agreement without the prior written consent of Employee except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Employee, his estate and surviving spouse or other beneficiary, the Company and the successors and permitted assigns of the Company.

27.      Survival of Employee’s Rights
All of Employee's rights hereunder, including his rights to compensation and benefits, and his noncompetition obligations under Section 17 hereof, shall survive the expiration of the Employment period, any termination of Employee's employment and the termination of this Agreement.

28.      Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUGET SOUND ENERGY, INC.
By___________________________________________________
Title:_________________________________________________
PUGET ENERGY, INC.
By___________________________________________________
Title:_________________________________________________
EMPLOYEE
RICHARD L. HAWLEY